UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 27, 2007
The SCO Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-29911	87-0662823

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
355 South 520 West
Lindon, Utah 84042
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (801) 765-4999
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Ken R. Nielsen
On September 27, 2007, The SCO Group, Inc. (the “Company”) appointed Mr. Ken R. Nielsen as its interim Chief Financial Officer, effective October 1, 2007.
Prior to joining the Company, Mr. Nielsen, 48, was Chief Financial Officer of Forward Foods, LLC, a manufacturer and marketer of high protein snack, energy and meal replacement bars, from April 2007 to August 2007. From June 2001 to March 2007, Mr. Nielsen served as Corporate Controller of Mrs. Fields’ Companies, Inc., a retailer of cookies and baked goods. From August 2000 to June 2001, Mr. Nielsen was the Director of Financial Operations of Echopass, a provider of advanced IP-based call and contact center solutions. From 1999 to 2000, Mr. Nielsen was a Senior Manager at Ernst & Young LLP. Mr. Nielsen is a certified public accountant and holds a B.A. degree in Accounting from Weber State University and an M.B.A. from Brigham Young University.
The Company will compensate Mr. Nielsen at a rate of $105 per hour. Mr. Nielsen is working at the Company through CFO Solutions, a provider of outsourced financial services. The Company will compensate CFO Solutions at a rate of $45 per hour that Mr. Nielsen works.
The Company issued a press release on September 28, 2007 announcing the appointment of Mr. Nielsen as its interim Chief Financial Officer, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Promotion of Sandeep Gupta
On September 28, 2007, Sandeep Gupta was promoted to President, SCO Operations. As a result of this promotion, Mr. Gupta’s base salary was increased from $165,000 per year to $200,000 per year, subject to approval by the United States Bankruptcy Court.
Biographical and other important information with respect to Mr. Gupta is contained in the Company’s proxy statement for the 2007 annual meeting of stockholders and such information is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(d)     Exhibits
99.1     Press release issued by The SCO Group, Inc., dated September 28, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: October 3, 2007

THE SCO GROUP, INC.
By:	/s/ Bert B. Young
	Name:	Bert B. Young
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by The SCO Group, Inc., dated September 28, 2007.